Exhibit 10.1
ASSET PURCHASE AGREEMENT
by and between
FREMONT INVESTMENT & LOAN
and
LITTON LOAN SERVICING LP
dated as of
May 7, 2008

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SCHEDULES

Schedule 1.1(a)	Servicing Agreements
Schedule 1.1(b)	Servicing Agreement Consents
Schedule 1.1(c)	Servicing Agreements to be Amended
Schedule 3.1(b)	Data Tapes
Schedule 4.7(b)	Servicing Fees by RMBS Transaction
Schedule 4.7(d)(v)	Servicing Agreements Disclosure
Schedule 4.7(d)(ix)	Subservicers, Subcontractors or Other Agents to Perform Seller’s Duties
Schedule 4.7(g)	REO Properties
Schedule 4.7(h)	Investigations
Schedule 4.12	Other Agreements
Schedule 4.13	Litigation
Schedule 5.7(a)(iii)	Servicing File Exception Report
EXHIBITS

Exhibit A	Transfer Instructions
Exhibit B	Legal Opinion Matters

v

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”), dated as of May 7, 2008, is entered into by and between LITTON LOAN SERVICING LP, a Delaware limited partnership (“Purchaser”) and FREMONT INVESTMENT & LOAN, a California industrial bank (“Seller”).
     WHEREAS, Seller currently is the Servicer under the Servicing Agreements;
     WHEREAS, Seller desires to transfer its rights and obligations as Servicer under the Servicing Agreements and to thereafter cease to perform as such and, in connection with such transfer of its rights and obligations and cessation of its performance as Servicer, and subject to the terms of the Servicing Agreements, to transfer, convey and assign to Purchaser the Purchased Assets (as defined herein); and
     WHEREAS, concurrently with Seller’s transfer of its rights and obligations and cessation of its performance as Servicer under the Servicing Agreements, Purchaser desires to be appointed as Servicer under the Servicing Agreements;
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     Section 1.1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:
     “Accounting Firm” means Deloitte LLP or such other accounting firm or accountant as may be mutually agreed upon by the parties.
     “Advances” means, with respect to each Servicing Agreement, amounts that have been advanced by Seller in connection with servicing the Mortgage Loans in accordance with the terms of such Servicing Agreement and are reimbursable, including with respect to principal, interest, Taxes, insurance premiums and all other reimbursable advances made by the Servicer in accordance with the applicable Servicing Agreement.
     “Advances Amount” means the aggregate outstanding Advances, as of any date of determination and for all Servicing Agreements, made by Seller prior to such date but unreimbursed to it as of such date.
     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise, and the terms and phrases “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Agreement” or “this Agreement” means this Asset Purchase Agreement, together with its schedules and exhibits.
     “Ancillary Income” means any and all income, revenue, fees, expenses, charges or other moneys that a Servicer is entitled to receive, collect or retain as servicer pursuant to the Servicing Agreements (other than servicing fees).
     “Applicable Requirements” means with respect to Seller (i) all applicable requirements of Law relating to the Purchased Assets and servicing, insuring or filing of claims in connection with Mortgage Loans or otherwise applicable to Seller; (ii) all contractual obligations of Seller with respect to Servicing Rights and the Mortgage Loans, including without limitation those contractual obligations contained herein, in the Servicing Agreements, and in any agreement with any Government Entity, Insurer or in the Mortgage Loan Documents for which Seller is responsible; and (iii) Seller’s servicing policies (a correct and complete description of which Seller has previously made available to Purchaser).
     “Assumed Liabilities” has the meaning specified in Section 2.3(b).
     “Assumed Rights and Claims” has the meaning specified in Section 2.1(e).
     “Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium permitted under this Agreement) related to the Purchased Assets, including without limitation the Servicing Agreements, Servicing Files, Mortgage Loan Documents and closing documents for each RMBS Transaction.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California, New York or Texas are authorized or obligated to close.
     “Claims” means, with respect to the period prior to the Closing Date, any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown; or any right to an equitable remedy for breach of performance, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
     “Closing” has the meaning specified in Section 2.5.
     “Closing Date” means the date upon which the Closing occurs.
     “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.
     “Confidentiality Letter Agreement” has the meaning specified in Section 5.4.
     “Consent” means any consent, approval, license, waiver or authorization.

     “Custodial Account” means the accounts in which Custodial Funds are deposited and held by the Seller.
     “Custodial Funds” means all funds held by Seller in the Custodial Accounts with respect to the related Mortgage Loans including, but not limited to, all principal and interest funds and any other funds maintained by Seller in respect of the Mortgage Loans for which the related Servicing Rights are the subject of this Agreement. For the avoidance of doubt, Custodial Funds shall not include Escrow Funds.
     “Escrow Account” means each account in which Escrow Funds are deposited and held by Seller.
     “Escrow Funds” means funds held by Seller in the Escrow Accounts with respect to the related Mortgage Loans for the payment of taxes, assessments, insurance premiums, ground rents, funds from hazard insurance loss drafts, other mortgage escrow and impound items and similar charges (including interest accrued thereon for the benefit of the obligors under the Mortgage Loans, if applicable), maintained by Seller in respect of the Mortgage Loans for which the related Servicing Rights are the subject of this Agreement.
     “Estimate Statement” has the meaning specified in Section 3.1(b).
     “Estimated Purchase Price” has the meaning specified in Section 3.1(b).
     “Estimated Shortfall” has the meaning specified in Section 3.1(a).
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.
     “Final Purchase Price” has the meaning specified in Section 3.1(c).
     “Final Statement” has the meaning specified in Section 3.1(c).
     “Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.
     “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
     “Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals related to the Purchased Assets and issued by or obtained from a Government Entity.
     “Government Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction, including the

Department of Housing and Urban Development, Fannie Mae, the Government National Mortgage Association, Freddie Mac and the Federal Trade Commission.
     “Indemnitee” means the Person or Persons entitled to, or claiming a right to, indemnification under Article IX.
     “Indemnitor” means the Person or Persons claimed by the Indemnitee to be obligated to provide indemnification.
     “Insurer” means any Person who insures or guarantees (i) all or any portion of the risk of loss upon the obligor’s default on any of the Mortgage Loans or (ii) against hazard, flood, earthquake, title or other risk of loss in accordance with Applicable Requirements, including but not limited to a Government Entity, any private mortgage insurer and any insurer or guarantor under any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy, or any other insurance policy applicable to a Mortgage Loan and any successor thereto.
     “Interim Final Purchase Price” has the meaning specified in Section 3.1(e).
     “Investor” means, with respect to each Mortgage Loan, any trust or private investor, as applicable, which owns such Mortgage Loan.
     “IRS” means the Internal Revenue Service.
     “Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, writ, injunction, decree, enacted, issued, promulgated, enforced or entered by a Government Entity.
     “Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
     “Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security interest, option or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).
     “Loss” or “Losses” means any and all losses, liabilities, costs, claims, damages, penalties and expenses (including attorneys’ fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms “Loss” and “Losses” shall include any and all attorneys’ fees and expenses and costs of investigation and litigation incurred by the Indemnitee in enforcing such indemnity.
     “Massachusetts Attorney General Action” means that preliminary injunction dated February 25, 2008, issued by the Superior Court, Suffolk County in the Commonwealth of

Massachusetts, (Civil Action No. 07-4373-BLS1), as modified pursuant to a Memorandum and Order dated March 31, 2008.
     “Material Adverse Effect” means any change, effect, event or circumstance, that, individually or in the aggregate, is materially adverse to the Purchased Assets or the ability of Seller to perform its obligations under this Agreement, except for any change, effect, event or circumstance relating to (i) the industry or the markets in which the Purchased Assets are operated that are not unique to the Purchased Assets or (ii) the announcement of this Agreement or the transaction contemplated hereby or (iii) changes in applicable Laws after the date hereof.
     “MERS” means Mortgage Electronic Registration Systems, Inc.
     “Mortgage and Servicing Tapes” has the meaning set forth in Section 3.1(b).
     “Mortgage Loans” means any residential mortgage loan or other extension of credit secured by a Lien on real property of a borrower originated or purchased by Seller or any of its Affiliates and included in or relating to the RMBS Transactions, including the related REO Properties and excluding any mortgage loans with a zero balance other than those that have been charged-off on or prior to the Closing Date.
     “Mortgage Loan Documents” means, for each Mortgage Loan, all documents pertaining to such Mortgage Loan, including the Mortgage Note, the mortgage or deed of trust and all assignments of the mortgage or deed of trust, all endorsements and allonges to the Mortgage Note, the title insurance policy with all endorsements thereto, any security agreement and financing statements, any account agreements, and any assignments, assumptions, modifications, continuations or amendments to any of the foregoing.
     “Mortgage Note” means, with respect to a residential Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a mortgage or mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.
     “Mortgaged Property” means a fee simple property (or such other estate in real property as is commonly accepted as collateral for Mortgage Loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a mortgage.
     “Permits” means permits, concessions, grants, franchises, licenses and other authorizations and approvals required or issued by any Government Entity and primarily used or held for use in connection with the Purchased Assets.
     “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Government Entity or other entity or organization.
     “Proximate Cause Party” has the meaning specified in Section 8.1(b)(i).
     “PSA Amendments” means the amendments to the Servicing Agreements described in Schedule 1.1(c).

     “Purchased Assets” has the meaning specified in Section 2.1.
     “Purchaser” has the meaning specified in the preamble.
     “Purchaser Damages” has the meaning specified in Section 9.2.
     “Purchaser Indemnified Parties” means Purchaser and each of its Affiliates.
     “Rating Agency Affirmation Letter” means, as to each Servicing Agreement, a letter from each related Rating Agency in form and substance reasonably satisfactory to Purchaser, to the effect that, as applicable, (i) Seller’s resignation as Servicer under the related Servicing Agreement, (ii) Purchaser’s appointment as Servicer thereunder, and (iii) if applicable, the amendment of the Servicing Agreement pursuant to the relevant PSA Amendment will not, in and of itself, result in a downgrading of the rating of any securities that have been rated by such Rating Agency.
     “Receivables” means (i) a Mortgage Loan or right to payment which is secured by a Lien on or other interest in real or personal property or (ii) any debt or equity security (including a participation certificate) that represents an interest in (or represents an ownership interest in, or a debt obligation of, a Person which owns, directly or indirectly) a pool of instruments described in clause (i) of this definition.
     “Reference Rate” means, for each date of determination, the rate per annum equal to the one month London Interbank Offered Rate as published in The Wall Street Journal, Eastern Edition, for such date.
     “REO Property” means a Mortgaged Property acquired under a Servicing Agreement through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in connection with the default or imminent default of a Mortgage Loan.
     “Representatives” means, with respect to any Person, the directors, officers, employees, accountants, agents, counsel, insurance brokers, insurance companies, lenders and other financing sources and other representatives of such Person.
     “Retained Liabilities” has the meaning specified in Section 2.4.
     “RMBS Transactions” means the residential mortgage-backed securities transactions serviced pursuant to the Servicing Agreements.
     “Seller” has the meaning specified in the preamble.
     “Seller Damages” has the meaning specified in Section 9.3.
     “Seller Indemnified Parties” means Seller and each of its Affiliates.
     “Servicer” means the “Servicer” as such term is defined in any Servicing Agreement.

     “Servicing Agreements” means the servicing agreements, pooling and servicing agreements, and related agreements that are identified on Schedule 1.1(a), including all documents attached as an exhibit or schedule to or incorporated by reference into any Servicing Agreement.
     “Servicing Agreement Consents” means Consents, in form and substance reasonably satisfactory to Purchaser, to be obtained by Seller with respect to the Servicing Agreements from the Persons set forth on Schedule 1.1(b), which Consents shall (i) satisfy the applicable requirements under the Servicing Agreements with respect to the resignation and appointment of Servicers, (ii) confirm that Purchaser is not and will not be responsible for actions or omissions of Seller or any other predecessor Servicers and (iii) waive any existing or historic Servicer defaults or triggering events under the Servicing Agreements, or shall otherwise be reasonably acceptable to each of Purchaser and the Persons from whom such Consents are obtained.
     “Servicing Fee Amount” means, as of any date of determination, an amount equal to 100% of the accrued and unpaid Servicing Fees (other than Ancillary Income) as of such date.
     “Servicing Fees” means the sum of (i) the servicing fees (excluding any Ancillary Income) payable to the Servicer as set forth in a Servicing Agreement and (ii) any Ancillary Income.
     “Servicing File” means, for each Mortgage Loan, copies of the Mortgage Loan Documents and all other documents, files and other items related thereto required to be maintained by the servicer pursuant to the applicable Servicing Agreement, and, if not specifically set forth in the applicable Servicing Agreement, pursuant to the applicable servicing standard and any other data or information maintained by Seller regarding the borrower(s) under each Mortgage Loan.
     “Servicing Licenses” means the licenses required by Law or a Government Entity in order to service the RMBS Transactions.
     “Servicing Rights” means all right, title and interest of Seller in and to (i) the right to service the Mortgage Loans under the Servicing Agreements, including the right to receive the Servicing Fees and Ancillary Income, (ii) the related servicing obligations as specified in each Servicing Agreement, including the obligations to administer and collect the payments of or relating to the Mortgage Loans, and to remit all amounts and provide information reporting to others in accordance with the Servicing Agreements and excluding any obligation that is a Retained Liability, (iii) the right of ownership, possession, control and use of any and all Servicing Files and Mortgage Loan Documents pertaining to the servicing of the Mortgage Loans as provided in the Servicing Agreements, (iv) the rights with respect to, and obligations to make, any advances required pursuant to any Servicing Agreement, including obligations to reimburse funds borrowed from any custodial or other accounts under a Servicing Agreement and rights to reimbursement with respect to such advances and the Advances Amount, (v) the “clean-up call” right, if any, to purchase the related Mortgage Loans upon the aggregate principal balance thereof being reduced below a specified amount to the extent provided to Seller in its capacity as Servicer under any Servicing Agreement, (vi) the right to enter into arrangements that generate ancillary fees in respect of the Mortgage Loans serviced under any Servicing

Agreement, and (vii) all other rights, powers and privileges of Seller as the servicer under the Servicing Agreements as expressly set forth therein or as deemed at Law; provided, that all indemnification rights and obligations of Seller under the Servicing Agreements and arising prior to the Closing Date and relating to the Purchased Assets prior to the Closing Date, to the extent related to the Retained Liabilities, shall not be transferred to Purchaser.
     “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).
     “Tape Date” has the meaning specified in Section 3.1(b).
     “Tax” or “Taxes” means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, any amounts attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns and any transferee or secondary Liability in respect of taxes, including, in each case, any interest, penalty or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.
     “Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
     “Third Party Claim” has the meaning specified in Section 9.5(a).
     “Transfer Instructions” shall mean the instructions set forth in Exhibit A hereto detailing the procedures pursuant to which Seller shall effect the transfer of the Servicing Rights and other documents, reports and files to Purchaser.
     “Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto.
     “Trust” means any trust established in connection with an RMBS Transaction.

     “Trustee” means the “Trustee” as such term is defined in any Servicing Agreement.
     “UCC” means the Uniform Commercial Code, as in effect from time to time in the State of New York.
     Section 1.2. Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.
     Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
     The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
     The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
     A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
     A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
ARTICLE II
PURCHASE AND SALE OF ASSETS
     Section 2.1. Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of all Liens, all of the right, title and interest of Seller in and to the following assets, whether tangible or intangible, real, personal or mixed, including the following (collectively, the “Purchased Assets”):
     (a) all of the Servicing Rights and rights to receive Servicing Fees pursuant to the Servicing Agreements on and after the Closing Date;
     (b) the right to receive (i) reimbursement as Servicer pursuant to the Servicing Agreements for the Advances Amount and (ii) Servicing Fees that are accrued and unpaid as of the Closing Date;
     (c) all Books and Records, to the extent permitted by Law;

     (d) all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or Claims of any nature available to or being pursued by Seller or any of its Affiliates to the extent related to the Purchased Assets and arising or accruing from and after the Closing (“Assumed Rights and Claims”); and
     (e) all guaranties, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent related to any Servicing Agreement or Purchased Asset.
     Section 2.2. Post-Closing Asset Deliveries. If Seller, in its reasonable discretion, determines after the Closing that any Purchased Assets are still in the possession of Seller or any of its Affiliates, Seller shall, or shall cause such Affiliates to, promptly deliver them to Purchaser at no cost or expense to Purchaser.
     Section 2.3. Assumed Liabilities.
     (a) Each of Purchaser and Seller is entering into on or prior to the Closing Date a Servicing Agreement Consent with the applicable Trustee with respect to each Servicing Agreement and Purchaser hereby accepts appointment as Servicer under each such Servicing Agreement.
     (b) Purchaser hereby assumes in accordance with their respective terms all Liabilities of Servicer under the Servicing Agreements from and after the Closing Date, in each case to the extent such Liabilities relate to or arise out of or in connection with any action or omission by or on behalf of Purchaser following the Closing Date (the “Assumed Liabilities”).
     Section 2.4. Retained Liabilities. Notwithstanding any other provision of this Agreement, Purchaser is not assuming and will not be liable hereunder for any Liabilities of any Person other than Assumed Liabilities (such Liabilities, the “Retained Liabilities”) and nothing in this Agreement is intended to assign, transfer or otherwise impose Retained Liabilities on Purchaser as the new Servicer under the Servicing Agreements. The Retained Liabilities will remain the sole responsibility of, and will be paid, performed and discharged by, Seller. Without limiting the generality of the foregoing, Retained Liabilities shall include:
     (a) any and all Claims and Liabilities related to the operation or ownership of the Purchased Assets arising from, in connection with, or relating to any action, event, circumstance or condition occurring or existing on or prior to the Closing Date;
     (b) all obligations under the Servicing Agreements or otherwise to repurchase any Receivables or to reimburse, indemnify or hold harmless any Person, or otherwise assume any Liability with respect to any loss arising from Mortgage Loans related to the origination or sale of Receivables, including in the event of fraud on the part of any obligor under a Mortgage Loan, and any Liabilities arising out of the foregoing;
     (c) Liabilities arising out of or relating to Seller’s performance or failure to perform its obligations as the previous Servicer under the Servicing Agreements or arising out of or in connection with any violation of any Applicable Requirements prior to the Closing Date;
     (d) demands, requests, duties or liabilities relating to any obligor for which the related mortgage loan has been repaid in full, repurchased from the related RMBS Transaction or is otherwise no longer being serviced by the Servicer as of the Closing Date; and
     (e) all Liabilities arising out of or relating to any proceeding, cause of action, action, claim, arbitration, hearing, investigation, regulatory exam, consent order, litigation or suit that (i) is pending, threatened or completed as of the date hereof with respect to Seller or its Affiliates or (ii) arises out of or relates to actions or omissions of Seller in its capacity as Servicer under the Servicing Agreements during the period Seller acted as Servicer under the Servicing Agreements.
     Section 2.5. Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP in Washington, DC, on the Closing Date or at such other time and place as the parties hereto may mutually agree. At the Closing, the appropriate parties shall take all actions required under Sections 2.6 and 2.7 and all other actions not previously taken but required to be taken hereunder at or prior to the Closing.
     Section 2.6. Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:
     (i) the Estimated Purchase Price, in accordance with Section 3.1, in immediately available funds by wire transfer to an account or accounts which have been designated by Seller at least two Business Days prior to the Closing Date;
     (ii) the certificate to be delivered pursuant to Section 7.2(c); and
     (iii) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller, as may be reasonably required to give effect to this Agreement.
     Section 2.7. Deliveries by Seller.
     (a) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:
     (i) the Books and Records, except to the extent that any deliveries of Books and Records are permitted under this Agreement to be delivered after Closing;
     (ii) the certificates to be delivered pursuant to Section 7.3(c);

     (iii) written evidence reasonably satisfactory to Purchaser of the approval of this Agreement by the sole shareholder of Seller;
     (iv) a legal opinion from counsel to Seller with respect to the matters set forth on Exhibit B;
     (v) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement or any PSA Amendment; and
     (vi) all amounts in the Custodial Accounts and Escrow Accounts on the Closing Date.
     (b) Any remaining amounts in the Custodial Accounts and the Escrow Accounts that are not delivered at Closing shall be delivered in accordance with Section 5.8.
ARTICLE III
PURCHASE PRICE; ADJUSTMENT; ALLOCATION
     Section 3.1. Purchase Price.
     (a) Reconciliation Shortfall. On or before the date hereof, Purchaser shall deliver to Seller a reconciliation of all Custodial Accounts as of the last day of the third calendar month prior to the month of the Closing Date setting forth the sum of all shortfalls, if any, contained in all individual Custodial Accounts (such sum, the “Estimated Shortfall”). Any reconciliation of Custodial Accounts performed hereunder shall be calculated in accordance with the test of expected principal and interest reconciliation methodology.
     (b) Estimate Statement. On or before the fifth Business Day after the date hereof, Seller will provide Purchaser a statement (the “Estimate Statement”) with Seller’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”), calculated as (i) the sum of (A) the Advances Amount as of the last day of the second calendar month prior to the Closing Date (the “Tape Date”), (B) the Servicing Fee Amount as of the Tape Date and (C) [*], minus (ii) the Estimated Shortfall. The Seller shall deliver the Estimate Statement with a data tape or tapes containing the Mortgage Loan, mortgage servicing rights and Advances information specified in Schedule 3.1(b) as of the Tape Date (the “Mortgage and Servicing Tapes”). If Purchaser objects in writing to Seller’s determination of the Estimated Purchase Price, Seller and Purchaser shall in good faith review the Estimate Statement and seek to resolve the dispute. If Purchaser agrees with Seller’s Estimate Statement or if Seller and Purchaser fail to resolve the dispute by the third Business Day prior to the Closing Date, the Estimated Purchase Price shall be as set forth in the Estimate Statement. If Seller and Purchaser agree to modifications to the Estimate Statement before the third Business Day prior to the Closing Date, the Estimated Purchase Price shall be as set forth in the Estimate Statement as adjusted by the modifications to the Estimate Statement agreed upon by Seller and Purchaser.

*   Confidential information has been omitted pursuant to a request to the Securities and Exchange Commission for confidential treatment. The information has been separately filed with the Commission.

     (c) Final Statement. Not later than thirty (30) days after the Closing Date, Purchaser will prepare and deliver to Seller a statement (the “Final Statement”) that sets forth the Purchase Price (as finally determined pursuant to this Section 3.1, the “Final Purchase Price”), calculated as (i) the sum of (A) the Advances Amount as of the last calendar date immediately prior to the Closing Date, (B) the Servicing Fee Amount as of the last calendar day immediately prior to the Closing Date and (C) [*], minus (ii) the sum of all shortfalls, if any, contained in all individual Custodial Accounts as calculated by Purchaser’s reconciliation of all Custodial Funds transferred by Seller to Purchaser hereunder. If Seller disagrees with Purchaser’s Final Statement, Seller shall notify Purchaser of such disagreement within thirty (30) days after its receipt of the Final Statement, which notice shall set forth any such disagreement in reasonable detail. Purchaser and Seller shall negotiate in good faith to resolve any such disagreement within fifteen (15) days after delivery of any such notice of disagreement. For purposes of complying with the terms set forth in this Section 3.1, each party will cooperate with and make available to the other party and its representatives all information, records, data and working papers, and will permit access to its facilities and personnel, as may reasonably be required in connection with the preparation and analysis of the calculations of the Final Purchase Price, including with respect to any valuations to be performed in connection therewith. If Purchaser and Seller are able to agree upon a calculation of the Final Purchase Price, Section 3.1(d) will not apply and the relevant party will make the payments contemplated by Section 3.1(e)(i). If they are unable to so agree, Section 3.1(d) will apply and the relevant party will make the payments contemplated by Section 3.1(e)(ii), if any.
     (d) Dispute. If Seller and Purchaser are unable to agree upon the calculation of the Final Purchase Price within the 15-day period contemplated by Section 3.1(c), then Purchaser and Seller jointly will engage the Accounting Firm to resolve the matter. In connection with such retention, and in all events within fifteen (15) calendar days after the expiration of the 15-day period referred to in Section 3.1(c), each of Purchaser and Seller will prepare and submit a presentation to the Accounting Firm setting forth such party’s proposed calculation of the Final Purchase Price, together with a description in reasonable detail of the items that it believes to be in dispute. The scope of the disputes to be resolved by the Accounting Firm will be limited to whether such calculations were prepared in accordance with this Section 3.1, and the Accounting Firm is not to make any other determination. As soon as practicable thereafter, Purchaser and Seller will cause the Accounting Firm to select either (i) Purchaser’s calculation of the Final Purchase Price or (ii) Seller’s calculation of the Final Purchase Price. Such selection will be based solely upon the presentations by Purchaser and Seller hereinabove contemplated as supplemented by such additional information as either of them desires to submit no later than thirty (30) days after the expiration of the 15-day period contemplated by Section 3.1(c) and as the Accounting Firm may otherwise require or permit. The fees and expenses of the Accounting Firm will be paid by the party whose calculation of the Final Purchase Price is not selected. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties. Upon the Accounting Firm’s determination of the Final Purchase Price, the relevant party will make the payments contemplated by Section 3.1(f), as applicable, if any.

*   Confidential information has been omitted pursuant to a request to the Securities and Exchange Commission for confidential treatment. The information has been separately filed with the Commission.

     (e) Payment of Undisputed Amounts.
     (i) If the Final Purchase Price agreed upon pursuant to Section 3.1(c) (without application of Section 3.1(d)) is less than the Estimated Purchase Price, then Seller will pay to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser an amount in cash equal to such shortfall. Such payment will be made within five (5) Business Days of the date on which the Final Purchase Price is determined pursuant to Section 3.1(c). If the Final Purchase Price agreed upon pursuant to Section 3.1(c) (without application of Section 3.1(d)) is greater than the Estimated Purchase Price, then Purchaser will pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller an amount in cash equal to such excess. Such payment will be made within five (5) Business Days of the date on which the Final Purchase Price is determined pursuant to Section 3.1(c).
     (ii) If Seller and Purchaser are unable to agree upon the calculation of the Final Purchase Price within the 15-day period contemplated by Section 3.1(c), the lower of Purchaser’s or Seller’s calculation of the Final Purchase Price submitted to the Accounting Firm in accordance with Section 3.1(d) shall be the “Interim Final Purchase Price” and the following provisions (1) and (2) shall apply:
     (1) If the Interim Final Purchase Price is in excess of the Estimated Purchase Price, then Purchaser will pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller an amount in cash equal to the difference between the Interim Final Purchase Price and the Estimated Purchase Price. Such payment will be made within five (5) Business Days of the date on which the Interim Final Purchase Price is determined as aforesaid.
     (2) If the Interim Final Purchase Price is less than the Estimated Purchase Price, then Seller will pay to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser an amount in cash equal to the difference between the Interim Final Purchase Price and the Estimated Purchase Price. Such payment will be made within five (5) Business Days of the date on which the Interim Final Purchase Price is determined as aforesaid.
     (3) If the Interim Final Purchase Price is equal to the Estimated Purchase Price, then no further payments shall be required pursuant to this Section 3.1(e)(ii).
     (f) Payment of Disputed Amounts.
     (i) If the Final Purchase Price determined pursuant to Section 3.1(d) is greater than the Interim Final Purchase Price, then Purchaser will pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller an amount in cash equal to the amount by which the Final Purchase

Price exceeds the Interim Final Purchase Price, together with interest on such excess at the Reference Rate accruing for the period from the Closing Date until the date of payment of such excess. Such payment will be made within five (5) Business Days of the date on which the Final Purchase Price is determined in accordance with Section 3.1(d).
     (ii) If the Final Purchase Price determined pursuant to Section 3.1(d) is equal to the Interim Final Purchase Price, then no further payments shall be required pursuant to this Section 3.1.
     Section 3.2. Allocation of Final Purchase Price.
     (a) Within 60 days after any payment pursuant to Section 3.1(e) or (f) is made, Purchaser will prepare an allocation of the Final Purchase Price (plus Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Code and any similar provision of state, local or foreign law as appropriate (the “Allocation Schedule”).
     (b) If Seller disagrees with respect to any material item in the Allocation Schedule, Seller shall notify Purchaser of such disagreement in writing within fifteen (15) days of receipt of the Allocation Schedule. The parties will negotiate in good faith to resolve the dispute. If they cannot resolve the dispute within fifteen (15) days following receipt by Purchaser of Seller’s disagreement, the parties will engage the Accounting Firm. As promptly as practicable thereafter, Purchaser and Seller will each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of the dispute to the Accounting Firm. As soon as practicable thereafter, Purchaser and Seller will cause the Accounting Firm to choose one of the parties’ positions based solely upon the presentations by Purchaser and Seller. The parties will share the expenses of the Accounting Firm equally. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties.
     (c) Neither the Seller nor Purchaser will file any Tax Return, including IRS Form 8594, or take a position with a Taxing Authority, that is inconsistent with this Section 3.2, unless required to do so by applicable Law.
     Section 3.3. Accounting. To the extent that, after the Closing, (a) Purchaser or any of its Affiliates receives any payment or instrument that is for the account of Seller or any of its Subsidiaries according to the terms of this Agreement, Purchaser shall promptly deliver such amount or instrument to Seller and (b) Seller or any of its Affiliates receives any payment or instrument that is for the account of Purchaser according to the terms of this Agreement, Seller shall promptly deliver such amount or instrument to Purchaser.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date,

as of such date), and shall be true and correct as of the Closing Date as though made on the Closing Date.
     Section 4.1. Organization; Authorization; Validity of Agreement. Seller is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of organization and has the power to own its assets and to carry on its business as now being conducted and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the Laws of such state require licensing or qualification in order to conduct business of the type conducted by Seller or to ensure the enforceability or validity of each Mortgage Loan; Seller has the power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement and the PSA Amendments by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Seller and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery, performance or consummation; this Agreement has been duly executed and delivered by and on behalf of Seller and (assuming this Agreement constitutes a valid and binding obligation of Purchaser) evidences the legal, valid, binding and enforceable obligation of Seller, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.
     Section 4.2. No Defaults; No Violations. The execution, delivery, performance and compliance with the terms of this Agreement and the PSA Amendments by Seller, and the consummation of the transactions contemplated by this Agreement, will not result in the breach of any term or provision of the charter or by-laws of Seller or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, or otherwise give rise to any Liability under, any material agreement, indenture or loan or credit agreement or other instrument to which Seller or its property is subject, or result in the violation of any Law, rule, regulation, order, judgment or decree to which Seller or its property is subject, or constitute a violation with respect to any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over Seller or its assets, which violation would materially and adversely affect the performance of its obligations and duties hereunder.
     Section 4.3. Consents and Approvals. The execution and delivery of this Agreement by Seller and the performance and compliance with its obligations and covenants hereunder do not require any consent, waiver, approval, license, order, designation or authorization of, notice to, or registration, filing, qualification or declaration with any Government Entity or, if such consent or approval is required, it has been obtained.
     Section 4.4. Title to Assets and Properties; Liens. Seller has good and valid record and marketable title to, and is the lawful owner of, the Purchased Assets, free and clear of any Lien. Seller has the full right to sell, convey, transfer, assign and deliver the Purchased Assets to Purchaser, and, at and as of the Closing, Seller will convey the Purchased Assets to Purchaser by deeds, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in Purchaser, and Purchaser shall have, good and valid record and marketable title to all of the Purchased Assets.
     Section 4.5. Performance. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.
     Section 4.6. Disclosure. Neither this Agreement nor any information, certificate of an officer, statement furnished in writing or report delivered by Seller in connection with the transactions contemplated hereby contains any untrue statement of a material fact.
     Section 4.7. Description of Mortgage Servicing Portfolio; Servicing Agreements; Mortgage Loans.
     (a) Mortgage and Servicing Tapes. The information set forth in the Mortgage and Servicing Tapes shall be, as of the date delivered to Purchaser hereunder, correct and complete in all material respects.
     (b) Accuracy of Servicing Files. Each Servicing File delivered to Purchaser by Seller (i) is true, correct and complete in all material respects, provided that with respect to information included in each Servicing File provided by borrowers under Mortgage Loans, such information is to the knowledge of Seller true, accurate and complete in all material respects; (ii) contains a copy of each of the documents and instruments specified to be included therein, and (iii) is in compliance with all Applicable Requirements. The Servicing Fees associated with the Mortgage Loans are not less than the servicing fees described on Schedule 4.7(b).
     (c) No Recourse. All of the Mortgage Loans are being serviced without recourse to the Servicer under the Servicing Agreements or, after the Closing Date, to Purchaser, in each case for the performance of, or losses under, the Mortgage Loans. Purchaser shall have no obligation to (i) indemnify any Investors for any losses that arise from the conduct of Seller in its capacity as Servicer or otherwise or for losses arising at any time under the Mortgage Loans, including without limitation, Advances made by the Servicer under the Servicing Agreements or Purchaser that are not collectible from an Insurer or the obligor under the related Mortgage Loan, or (ii) repurchase any Mortgage Loan.
     (d) Servicing Agreements.
     (i) The Servicing Agreements set forth all of the provisions with respect to fees and other income and set forth all of the other terms and conditions of Seller’s rights and obligations relating to the servicing of the Mortgage Loans.
     (ii) Seller owns the entire right, title and interest in and to the Servicing Rights and the sole right to service the Mortgage Loans, subject to the Servicing Agreements but free and clear of all Liens.
     (iii) The transfer, assignment and delivery of the Servicing Rights in accordance with the terms and conditions of this Agreement shall, upon execution and delivery of the applicable Assignment and Assumption Agreements by the parties thereto, grant to Purchaser unencumbered full, complete and marketable title to all of Seller’s Servicing Rights.
     (iv) Each Servicing Agreement is in full force and effect, is the valid, binding and enforceable agreement of the parties thereto and, upon the assignment of each such Servicing Agreement to Purchaser in accordance with this Agreement, will be enforceable by Purchaser.
     (v) Neither Seller nor, to the knowledge of Seller, any of the other parties thereto, is in default under, nor has any triggering event occurred under, any Servicing Agreement, no event has occurred that, by itself or with notice or the passage of time or both, would constitute a default or triggering event under any Servicing Agreement, and Seller has not been notified of any claims, acts or omissions that, if valid or existing, would constitute a default or triggering event, other than as disclosed on Schedule 4.7(d)(v).
     (vi) Seller has complied with all Servicing Agreements or will have cured any such non-compliance to bring them into compliance prior to the Closing Date other than as disclosed on Schedule 4.7(d)(v).
     (vii) Except as set forth in Schedule 4.7(d)(v), none of the other parties to any of the Servicing Agreements or certificate holders have provided written notice to Seller that such party will be terminating, modifying or amending any of the Servicing Agreements (or otherwise seeking to terminate, modify or amend, or reduce Seller’s benefits or the Servicing Rights under, any of the Servicing Agreements), and Seller has no other knowledge to the contrary.
     (viii) No claim has been made against Seller for indemnification pursuant to any Servicing Agreement.
     (ix) Seller has not engaged any subservicers, subcontractors or other agents to perform any of Seller’s duties pursuant to the Servicing Agreements, other than those set forth in Schedule 4.7(d)(ix), which engagements are pursuant to agreements permitted by, and in compliance in all material respects with the requirements of, the applicable Servicing Agreements and have not been terminated, and all fees and expenses in connection therewith have been paid when due.
     (e) Compliance with Applicable Servicing Agreements and Law. The servicing of the Mortgage Loans has continuously been performed in all material respects by the Seller in compliance with all Applicable Requirements.
     (f) Advances. All Advances made by Seller have been or shall be made in compliance in all material respects with the terms of the applicable Servicing Agreement, and all Advances are valid and subsisting amounts owing to Seller, payable at the times and in accordance with the provisions of the applicable Servicing Agreement, free and clear of all Liens. The Servicer under each Servicing Agreement is entitled to pay or reimburse itself for all Advances, servicing fees and all other amounts due to it from all collections on the Mortgage Loans prior to any amounts being paid or distributed to any other Person.
     (g) REO Properties. Schedule 4.7(g) lists all REO Properties acquired on behalf of the related trust, including the book value thereof, as of the date on such schedule.
     (h) Compliance with Applicable Requirements. Seller is and has been in compliance in all material respects with all Applicable Requirements applicable to the Purchased Assets. Seller has timely filed, or will have timely filed by the Closing Date, all material reports that any investor, Government Entity or insurer requires that it file with respect to the Purchased Assets, including all reports and filing required under Regulation AB of the Exchange Act. Seller has not done or caused to be done, or has not failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any title insurance policy, (ii) any hazard insurance policy, (iii) any flood insurance policy, or (iv) any surety or guaranty agreement. Except as set forth in Schedule 4.7(h), no investigation or review of Seller by any Government Entity, investor, custodian, master servicer, trustee, rating agency, sub-servicer, private mortgage insurer or other third party is pending or, to Seller’s knowledge, threatened, nor has any such party indicated an intention to conduct the same.
     Section 4.8. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with the transactions contemplated hereby as a result of any action taken by Seller, other than such commission or fee payable by the Seller.
     Section 4.9. Permits. Seller, and, to the knowledge of Seller, any other Persons performing servicing activities under contract with Seller, holds all material Permits and other Governmental Authorizations of all Government Entities that are necessary for the operation of its business and no such Permit or other Governmental Authorization is subject to any pending or threatened proceeding seeking impairment, revocation or forfeiture. Seller is in compliance with the terms of all such Permits and other Governmental Authorizations.
     Section 4.10. Taxes. Seller has timely paid, or made provision to pay, all Taxes required to be paid on or prior to the date hereof the nonpayment of which would result in a Lien on or other liability on the part of Purchaser with respect to any Purchased Asset. There are no such Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax and the Seller has filed all material Tax Returns with respect to such Taxes and, to Seller’s knowledge, all such Tax Returns were correct and accurate in all material respects.
     Section 4.11. Custodial Accounts and Escrow Accounts. The Custodial Accounts and Escrow Accounts have been established and continuously maintained all in accordance with the Applicable Requirements. No borrower is entitled to any refund of any amounts paid or due under the Mortgage Loan except for refunds from the escrow payments not yet required by the Applicable Requirements to be paid.

     Section 4.12. Other Agreements. Except as set forth on Schedule 4.12, Seller is not a party to any agreement, stipulation, conditional approval, memorandum of understanding, notice of determination, consent decree, advisory settlement, compromise, litigation or other agreement or understanding with a court, Government Entity or other Person which seeks to modify, interpret or clarify or modifies, interprets or clarifies any of the terms of the Servicing Agreements or otherwise changes or adversely affects Seller’s or Purchaser’s servicing obligations and practices (including, but not limited to, escrow practices).
     Section 4.13. Litigation. Except as set forth on Schedule 4.13, no action is currently pending, or to the knowledge of Seller, threatened, against Seller or any of its properties or with respect to this Agreement or any PSA Amendment that would reasonably be expected to have a material adverse effect on the ability of Seller to perform or comply with its obligations under this Agreement and the PSA Amendments or the consummation of the transfer of the Purchased Assets to Purchaser.
     Section 4.14. Sale of Purchased Assets. Seller represents that on the date hereof and on the Closing Date (i) the sale of the Purchased Assets is not undertaken with the intent to hinder, delay or defraud any entity to which it is or may become indebted following the date hereof, (ii) the Purchased Assets have been the subject of extensive, good faith marketing efforts, whereby Seller and its advisors or representatives have attempted to obtain the highest or best offer for the Purchased Assets, in view of all the relevant facts and circumstances, and (iii) after consulting with its advisors and representatives, Seller has determined that the consideration to be received by Seller in the transactions contemplated hereby is fair from a financial point of view.
     Section 4.15. Seller Approval. Seller has obtained approval of its Board of Directors to enter into this Agreement and to perform the transactions contemplated hereby and has recorded such approval in Seller’s official board minutes.
ARTICLE V
COVENANTS
     Section 5.1. Interim Operations of Seller. Seller covenants and agrees that, after the date hereof and prior to the Closing Date, except as expressly provided in this Agreement or as may be agreed in writing by Purchaser:
     (a) neither Seller nor any Affiliate of Seller shall modify, amend or terminate any of the Servicing Agreements, other than the PSA Amendments;
     (b) neither Seller nor any Affiliate of Seller shall transfer or dispose of any Purchased Assets; and
     (c) neither Seller nor any Affiliate of Seller shall take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing, as applicable, set forth in Article VII, not being satisfied, or would make any representation or warranty of Seller contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date or that would impair the ability of Seller or Purchaser to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

     Section 5.2. Access. Between the date of this Agreement and the Closing, Seller shall (i) afford Purchaser and its authorized representatives reasonable access to all Books and Records, offices and other facilities, as well as management and other employees, of Seller, in each case as related to Purchaser’s review of the Purchased Assets and (ii) permit Purchaser to make reasonable inspections and to make copies of such Books and Records.
     Section 5.3. Cooperation; Efforts and Actions to Cause Closing.
     (a) Following the date hereof and until the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall cooperate in good faith and use their respective commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to satisfy the conditions to the Closing, as applicable, set forth in Article VII and to consummate the Closing and the transactions contemplated hereby as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the transactions contemplated hereby and the taking of such actions as are necessary to obtain all requisite approvals, authorizations, consents, orders, licenses, Permits, qualifications, exemptions or waivers by any third party or Government Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the making or obtaining of, or result in not making or obtaining, any filing permission, approval or consent from any Government Entity or other Person required to be obtained prior to the Closing, as applicable.
     (b) Following the date hereof and until the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Government Entity or any other information supplied by such party to a Government Entity in connection with this Agreement and the transactions contemplated hereby. Each party hereto shall promptly provide the other parties with copies of any communication (including any written objection, litigation or administrative proceeding that challenges the transactions contemplated hereby) received by such party from any Government Entity or any other Person regarding the transactions contemplated hereby. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, Seller shall use its commercially reasonable best efforts to effect such transfers, amendments or modifications.
     (c) Seller shall obtain, prior to the Closing Date, all approvals and consents necessary under all Servicing Agreements in order to consummate of the transactions contemplated hereby, including executing all such documents as required by the

Servicing Agreements and reasonably required by any trustee, rating agency or other third party to evidence the assignment of the Servicing Rights by Seller to Purchaser and assumption of the servicing responsibilities by Purchaser related to such Servicing Rights. All costs associated with obtaining such consents and approvals, including costs of counsel incurred in connection with obtaining legal opinions required for consents or approvals, shall be paid by, and be the obligations of, Seller. Seller and Purchaser agree to cooperate with each other in executing and delivering promptly such other documents, certificates, agreements and other writings, and in taking such other actions, as are necessary or desirable in order to consummate the transfer of Servicing Rights and the other transactions contemplated hereby.
     (d) Nothing in this Agreement (including this Section 5.3) shall require Purchaser to (i) pay any amounts to any Person other than Seller as set forth in this Agreement, (ii) take any action, or consent to any action, that would diminish the value of the Purchased Assets or (iii) take any action, or consent to any action, that would impose any materially burdensome conditions on Purchaser not already imposed on Seller as Servicer under the Servicing Agreements (including any increase in the duties or obligations of Purchaser as Servicer under the Servicing Agreements beyond the duties and obligations already imposed on Seller as Servicer).
     Section 5.4. Confidentiality. Except as otherwise required by Law or regulation as advised by counsel, Seller shall treat as confidential and shall safeguard any and all information, knowledge and data included in the Purchased Assets and Assumed Liabilities, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller used with respect thereto prior to the execution of this Agreement. Seller shall not transfer, sell or otherwise provide access to any of the information, knowledge and data included in the Purchased Assets and Assumed Liabilities, except to the extent Seller is required by Law to share or provide information to a Government Entity. The confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of Seller, or becomes available on a non-confidential basis from a source other than Seller so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to Purchaser. This provision shall in no way be construed to modify, impair, waive or otherwise relieve any obligations pursuant to the Confidentiality Letter Agreement, dated as of April 8, 2008, between Fremont General Corporation and Goldman Sachs Mortgage Company (the “Confidentiality Letter Agreement”), which shall survive the Closing and remain in full force and effect, provided that the obligations therein of Goldman Sachs Mortgage Company and its Affiliates and representatives to maintain the confidentiality of the Evaluation Material (as defined in the Confidentiality Letter Agreement) shall terminate upon the Closing. The parties acknowledge and agree that Purchaser’s use after Closing of any and all information, knowledge and data included in the Purchased Assets and Assumed Liabilities shall be unrestricted, except as required by Law or under the terms of the Servicing Agreements.
     Section 5.5. Subsequent Actions. If at any time before or after the Closing, Purchaser shall consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (a) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Purchased Assets, (b) to vest, perfect or confirm ownership (of record or otherwise) in Seller, any of its rights, properties or assets or (c) otherwise to carry out this Agreement, Seller shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or Seller.
     Section 5.6. Procedures for Transfer of Servicing.
     (a) Transfer. Without limiting any other provision of this Agreement, Seller shall, in accordance with the Transfer Instructions, take all steps and shall execute and deliver (or shall have executed and delivered) all such agreements, letters or other documents, as are set forth in the Transfer Instructions or are reasonably requested by Purchaser to effect the transfer of the Servicing Agreements (and the related Purchased Assets) from Seller to Purchaser such that, after the Closing Date, Purchaser has all of the Servicing Rights, the Servicing Files and any and all assets and rights necessary to perform its obligations under such Servicing Agreements as of the Closing Date.
     (b) Name Changes. As soon as practicable after the Closing Date, each of Seller and Purchaser agree to take all such actions as are required, in accordance with the Transfer Instructions or otherwise, to change the named party to Purchaser on documents related to the Servicing Agreements that are currently in the name of Seller, in its capacity as Servicer, including on all financing statements and insurance policies.
     (c) Invoices; Payments; Correspondence; Refunds.
     (i) All loan-level invoices with respect to the period after the Closing Date (including legal, tax and insurance invoices) pertaining to the servicing of the Mortgage Loans and correspondence related to the Mortgage Loans that Seller receives after the Closing Date shall be promptly forwarded by Seller to Purchaser by reputable overnight courier for a period of not less than sixty (60) days after the Closing Date and thereafter by regular mail within a reasonable time after receipt for a period of not less than ninety (90) days. Purchaser agrees to pay each such invoice promptly upon the receipt of such invoice from Seller. Payments from obligors under Mortgage Loans received by Seller after the Closing Date shall be handled in accordance with the Transfer Instructions.
     (ii) For a period of ninety (90) days following the Closing Date, Seller shall promptly forward to Purchaser all refunds received by Seller with respect to any Mortgage Loan, except that any refunds received by Seller that are due to an obligor under any Mortgage Loan shall be returned by Seller to the relevant obligor. Seller shall have sole responsibility to receive and respond to borrower inquiries regarding matters relating to mortgage loans liquidated prior to the Closing Date, including inquiries relating to refunds and lien releases.

     (d) Compliance Costs; Reporting Obligations. Seller shall be responsible for all costs of compliance related to the operation of its business and the Purchased Assets prior to the Closing Date. Purchaser shall be responsible for all costs of compliance related to the operation of its business and the Purchased Assets on and after the Closing Date. After the Closing Date, Seller shall be responsible for complying with all reporting and compliance obligations under the Servicing Agreements with respect to the period on or prior to the Closing Date, including, without limitation, pursuant to Regulation AB under the Exchange Act and matters relating to IRS Forms 1098 and 1099.
     Section 5.7. Servicing Files.
     (a) Without limiting any other provision of this Agreement, in each case at Seller’s sole cost and expense, Seller shall:
     (i) on or prior to the Closing Date, execute and deliver all limited powers of attorney as may be reasonably requested by Purchaser in order to properly reflect the transfer of all right, title and interest in the Mortgage Loan Documents to the owner of such Mortgage Loans or Purchaser, as appropriate, under the Servicing Agreements or any related agreements, and after the Closing shall execute and deliver such additional limited powers of attorney as may be reasonably necessary to comply with Law in a particular jurisdiction;
     (ii) execute and deliver no later than the 15th day following the Closing Date, all assignments in blank as required to be included in the “Servicing File” or “Mortgage File” (in each case as defined in the applicable Servicing Agreement or related agreement) that has not been properly delivered or deposited with respect to each Mortgage Loan in accordance with the applicable Servicing Agreement or related agreement; and
     (iii) correct and cure all of the then outstanding exceptions with respect to each Servicing File identified in the exception report attached as Schedule 5.7(a)(iii), by no later than the 180th day following the Closing Date.
     (b) (i) If a Mortgage Loan is registered with MERS as of the Closing Date, within five days after the Closing Date, Seller shall take all necessary actions to reflect in the records of MERS the transfer of servicing of the Mortgage Loan to Purchaser. If applicable, Seller shall continue the transmission of recording information of the Mortgage Loans to MERS after the Closing Date, until all such recording information is received and transmitted to MERS and Purchaser. Seller shall (i) cause any inaccuracies on the MERS system with respect to the Mortgage Loans to be corrected, (ii) cause MERS to provide Purchaser with any notifications received by MERS as assignee of the servicing of the Mortgage Loans, and (iii) deliver to Purchaser all reasonable documentation provided by MERS including MERS Report SC for Purchaser to verify that all MERS Mortgage Loans have been transferred to Purchaser on the MERS system. Seller shall bear all costs and all responsibility associated with the reflection of the transfer of servicing of the Mortgage Loans in the records of MERS. For each Mortgage Loan registered with

MERS, Seller shall provide Purchaser with the MERS mortgage loan identification number in an electronic format acceptable to the parties.
     (ii) If a Mortgage Loan is not registered with MERS as of the Closing Date, Purchaser shall effect such registration, provided that Seller shall provide such assistance and cooperation as may be reasonably necessary to obtain any required assignments in connection with the registration of the Mortgage Loan with MERS, and shall pay, or promptly reimburse Purchaser for, all recording and registration costs in connection with the registration of the Mortgage Loan with MERS.
     (c) No later than the Closing Date, Seller shall, at its sole expense, provide Purchaser with the data, information and materials necessary for Purchaser to service the Mortgage Loans, including but not limited to the Servicing Files, in accordance with the Applicable Requirements. Seller shall, at its sole expense, package and ship to Purchaser and/or Purchaser’s designee, to be received by Purchaser and/or Purchaser’s designee no later than five (5) Business Days after the Closing Date, all Servicing Files pertaining to the Mortgage Loans and the servicing records in Seller’s possession. Seller shall be responsible for ensuring all documents comprising the Servicing Files, related to the Mortgage Loans, are transferred to Purchaser in a timely manner. In the event the required Servicing Files and documents cannot be transferred in all material respects within one-hundred eighty (180) days following the Closing Date, Seller shall reimburse Purchaser for Purchaser’s reasonable out-of-pocket costs associated with creating or obtaining any required missing documents. With respect to each Mortgage Loan, any documents required to be delivered to Purchaser by Seller pursuant to this Section 5.7(c) shall be provided in the form of electronic data containing the relevant information on a computer disk containing scanned images of some or all documents relating to the Mortgage Loan, except that where Seller does not possess such documents in electronic form Seller shall provide such documents in hard copy form; provided, that the format and referencing system of scanned images shall be reasonably acceptable to Purchaser. Any such disk may contain images of one or more Mortgage Loans. Any document required to be retained by Seller may, in Seller’s sole discretion, be retained solely by means of scanned images.
     (d) Purchaser shall have no liability under this Agreement for any failure to carry out its servicing responsibilities that is caused by the failure of Seller to deliver to Purchaser the Servicing Files (or portions thereof) necessary to service the Mortgage Loans in material compliance with the Applicable Requirements. Seller shall bear any out-of-pocket expenses reasonably incurred by Purchaser directly arising from the transfer of Mortgage Loans to Purchaser where either (i) the servicing for the Mortgage Loans cannot be transferred in all material respects in accordance with Applicable Requirements, (ii) the Mortgage Loans cannot be serviced in accordance with Applicable Requirements based on the information within the existing Mortgage Servicing Files.
     Section 5.8. Remaining Custodial and Escrow Funds. No later than five (5) days after the Closing Date, Seller shall provide Purchaser with immediately available funds, by wire transfer to an account or accounts designated in writing by Purchaser, in the amount of any

Custodial Funds and Escrow Funds remaining in the Custodial Accounts or Escrow Accounts, or otherwise held by Seller, after the delivery of Custodial Funds and Escrow Funds pursuant to Section 2.7(a)(iv). No later than four (4) Business Days after the Closing Date, Seller shall provide Purchaser with an accounting statement of all Custodial Funds and Escrow Funds transferred to Purchaser hereunder that is sufficient to enable Purchaser to reconcile such funds with the accounts of the Mortgage Loans and the RMBS Transactions.
     Section 5.9. Exclusivity. Neither Seller nor any of its directors, officers, employees, representatives, agents or Affiliates shall, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Purchaser and its directors, officers, employees, representatives and agents) concerning (a) any sales or other transactions not in the ordinary course of business and involving the Purchased Assets, (b) any purchase or other acquisition by any Person of any of the Purchased Assets or (c) any other extraordinary corporate transaction involving the Purchased Assets. Seller shall promptly advise Purchaser of, and communicate to Purchaser the terms and conditions of (and the identity of the Person making), any such inquiry or proposal received.
     Section 5.10. Breaches of Representations and Warranties under the Servicing Agreements.
     (a) Purchaser hereby agrees not to engage in any further loan level diligence regarding the Mortgage Loans unless such diligence would be (i) consistent with customary and usual servicing standards of Purchaser as applied to other mortgage loans it services, (ii) in good faith and (iii) in accordance with the standards set forth in the applicable Servicing Agreement.
     (b) With regard to the discovery of any claim relating to a breach of a representation or warranty that would be subject to repurchase obligations under the related Servicing Agreement, Purchaser agrees to administer such claim in accordance with the related Servicing Agreement and as otherwise consistent with and permitted by the related Servicing Agreement and in the same manner as it administers similar claims for other mortgage loans in its portfolio.
     Section 5.11. Nonsolicitation; Use of Books and Records.
     (a) Seller shall be permitted to retain a copy of the Books and Records (including all hardware and/or software necessary to access such information) as required by Law, a Government Entity or for purposes of litigation involving Seller.
     (b) From and after the Closing Date, neither Seller nor any Affiliate thereof which has been provided with access to any Books and Records shall directly or indirectly solicit and shall exercise all reasonable efforts to prevent any other Person from directly or indirectly soliciting any borrower(s) under any Mortgage Loan by means of direct mail, telephonic, internet or personal solicitation for the prepayment, refinance or modification of a Mortgage Loan, for the purpose of the sale of any other financial product, or for any other purpose, including but not limited to (i) second mortgage loans, equity source accounts, personal loans or credit cards, (ii) ordinary life, ordinary health, credit health, credit life, credit unemployment insurance, and (iii) mortgage related optional insurance, flood or hazard insurance, but excluding lender placed insurance. Notwithstanding anything to the contrary, this Section 5.11 shall not prohibit either party or its respective agents or Affiliates from servicing the refinancing needs or other financial needs of a borrower of a Mortgage Loan who without solicitation contacts such party or its respective agents or Affiliates, directly.
     Section 5.12. Massachusetts Attorney General Action.
     (a) On and after the Closing, when servicing any Mortgage Loan that is currently being serviced pursuant to the Servicing Agreements by the Seller for which the related Mortgage Note is secured by a Mortgaged Property located in Massachusetts, Purchaser shall be governed by the terms and obligations of the Massachusetts Attorney General Action.
     (b) Purchaser shall be free, without the consent of Seller, to enter into agreements or understandings with the Attorney General of the Commonwealth of Massachusetts or other applicable Massachusetts authorities with respect to the terms and obligations of the Massachusetts Attorney General Action that will be applicable to Purchaser after the Closing. Purchaser shall not be in breach of Section 5.12(a) so long as Purchaser services Mortgage Loans that are subject to the Massachusetts Attorney General Action in accordance with any such agreements or understandings.
     (c) Seller shall, at all times prior to the Closing Date, comply with all of the requirements in the Massachusetts Attorney General Action.
     Section 5.13. Costs of Transfer. Except as otherwise provided herein, Seller shall be responsible for all transfer, termination and recording fees; costs and expenses with respect to the transfer of Servicing Rights; the delivery of Servicing Files and related documents; the remittance of Escrow Funds and Custodial Funds; and all other fees, costs and expenses incurred by Seller in its performance of its obligations under this Agreement, including without limitation the fees of Seller’s attorneys and accountants, Seller’s custodian, or any Investor.
     Section 5.14. Misapplied Payments. Misapplied payments shall be processed as follows:
     (a) Both parties shall cooperate in correcting misapplication errors.
     (b) The party receiving notice of a misapplied payment occurring prior to the Closing Date and discovered after the Closing Date shall immediately notify the other party.
     (c) If a misapplied payment which occurred prior to the Closing Date cannot be located by either party and said misapplied payment has resulted in a shortage in an Escrow Account or other account, the balances of which are being transferred to Purchaser, Seller shall be liable for the amount of such shortage. Seller shall reimburse

Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from Purchaser.
     (d) Any check issued under the provisions of this Section 5.14 shall be accompanied by a statement indicating the purpose of the check, the borrower and Mortgaged Property address involved, and the corresponding Seller and/or Purchaser account number, and an explanation of the allocation of any such payments.
     Section 5.15. Payment of Property Insurance Premiums. Seller shall pay, prior to the Closing Date, all property insurance premiums for which it receives bills that are due any time up to thirty (30) days after the Closing Date. Seller shall deliver to the Purchaser all bills and correspondence related to the Mortgage Loans and received by it from the fourth Business Day prior to the Closing Date to the date that is ninety (90) days after the Closing Date.
     Section 5.16. Escrow Analysis. Seller shall, prior to the Closing Date, perform an escrow analysis for each Mortgage Loan required by applicable law to have had an escrow analysis prior to the Closing Date. There will be no inflation factor used in the escrow analysis. Refunds of escrow overages are to be made in accordance with all Applicable Requirements. Escrow shortages are to be billed or prorated in the monthly payment over a period of not more than forty-eight (48) months.
     Section 5.17. Property Taxes. Other than with respect to REO Properties, Seller shall cause to be paid prior to the Closing Date all Tax bills (including interest, late charges, and penalties in connection therewith) that are issued by a Taxing Authority and relate to a Mortgaged Property and that are received by Seller, or released and available to Seller’s Tax service provider in states where Seller utilizes a tax service provider, five (5) Business Days prior to the Closing Date that are due within thirty (30) days after the Closing Date, provided that, in the event that, with respect to any Mortgage Loan, no escrowed funds are designated or otherwise available for satisfaction of Tax claims with respect to the related Mortgaged Property, Seller shall cause to be paid only those Tax bills necessary to preserve the Lien created by such Mortgage Loan on the Mortgaged Property. With respect to REO Properties, Seller shall only be responsible for the payment of Tax bills necessary to prevent the imminent foreclosure of such REO Property due to non-payment of such taxes. Seller shall deliver to the Purchaser all such Tax bills received by it from the fourth Business Day prior to the Closing Date to the date that is ninety (90) days after the Closing Date. Seller or, on behalf of Seller, its tax service provider, shall immediately forward to Purchaser all Tax bills received by Seller after the Closing Date or received by Seller before the Closing Date but which are due more than thirty (30) days after the Closing Date. The foregoing shall in no way impose upon Seller an obligation to pay any Taxes (including interest, late charges, and penalties associated therewith) for which (i) a title insurer has an obligation to pay by virtue of the terms of a mortgagee policy of title insurance which is issued in connection with the origination of the subject Mortgage Loans and which insures Purchaser subsequent to the Closing Date or (ii) a Taxing Authority has billed the borrower under the related Mortgage Loan directly rather than billing Seller or the tax service provider directly (except to preclude loss of the Mortgaged Property where the Taxes have not been paid by the borrower). On the Closing Date, Seller shall forward to Purchaser a listing of all Mortgage Loans that have property Taxes due within thirty (30) days after the Closing Date and for which Seller did not pay the bills prior to the Closing Date. On the Closing Date, Seller shall provide Purchaser with fully paid life of loan tax service contracts with respect to all of the Mortgage Loans.
     Section 5.18. UCC Security Interest. At Purchaser’s request, Seller shall provide Purchaser with evidence, at Seller’s expense, that there exists no security interest in the Servicing Rights given by Seller to a third party, including any Government Entity, such evidence to consist of a UCC search by Seller directly or a reputable third party vendor which shows to Purchaser’s reasonable satisfaction that no such security interest exists as of the Closing Date, Seller to provide such evidence no later than the Closing Date. Seller represents and warrants that effective on the Closing Date, neither any warehouse nor secured lender shall have any right, title or interest in the related Servicing Rights. In the event that such a security interest is shown to exist, Seller shall immediately provide Purchaser with such documentation as is required by Purchaser to evidence removal of such security interest immediately thereafter, including any appropriate security interest waiver executed by the security holder.
     Section 5.19. Default Management. With respect to any Mortgage Loan that transfers to Purchaser on the Closing Date and which is past due under the terms of the Mortgage Note, or with respect to any Mortgage Loan (i) that is affected by a bankruptcy which has been filed; (ii) on which (x) a foreclosure has been completed or commenced or which has been forwarded to an attorney to commence foreclosure or (y) a deed-in-lieu of foreclosure has been accepted or is pending; or (iii) which is in any stage of litigation (excluding class action litigation where a named plaintiff is not a borrower of a Mortgage Loan included in the Servicing Rights), or which is the subject of an injunction or settlement requiring Seller to take action or affecting the origination or servicing of the Mortgage Loan(s), and which has a material adverse effect on the Mortgage Loan or the Servicing Rights associated with such Mortgage Loan, Seller shall, not earlier than a date fifteen (15) days prior to the Closing Date or such earlier date as may be mutually agreed upon by Seller and Purchaser, provide Purchaser with written notice of all actions required to be performed by a servicer within thirty (30) days after the Closing Date, which are either known to Seller, or should be known to Seller in the performance of its duties as a servicer under Applicable Requirements, and which are required to assure compliance with any Insurer or guarantor requirements. Seller shall cooperate with and assist Purchaser, as reasonably requested by Purchaser, in providing information and assistance in connection with the orderly transition of the default management function from Seller to Purchaser.
     Section 5.20. Agreement. Seller shall maintain this Agreement as an official record of Seller continuously from and after the date hereof.
     Section 5.21. REO Property. On or prior to the Closing Date Seller shall deliver an updated Schedule 4.7(g) as of the date that is as close as practicable to the Closing Date. If any REO Property is not in the name of the applicable Trust, Seller shall, at its expense, prepare the necessary deed and effect the conveyance of such REO Property to the applicable Trust. Seller shall commence such conveyances promptly after the date hereof, and shall use its commercially reasonable best efforts to effect at least one thousand (1,000) such conveyances during every 10-day period thereafter until all such conveyances have been effected. In no event shall Seller fail to effect all such conveyances by the forty-fifth (45th) day after the Closing Date.
     Section 5.22. Post-Closing Assistance.

     (a) Seller shall assist and cooperate with Purchaser to effect the orderly and efficient transfer of the Purchased Assets hereunder, including, without limitation, providing Purchaser with documents and information reasonably requested by Purchaser, making Seller personnel available to Purchaser by telephone and e-mail, and other assistance and cooperation as may be reasonably necessary to transition to Purchaser its responsibilities under the Servicing Agreements after the Closing Date. In the event that Seller intends to cease providing such support to Purchaser, Seller shall provide Purchaser with thirty (30) days’ written notice of same, provided that in any event Seller shall provide such support for a minimum of one-hundred eighty (180) days after the Closing Date.
     (b) Purchaser shall assist and cooperate with Seller to effect the consummation of the transaction contemplated hereunder, including, without limitation, providing Seller with documents and information reasonably requested by Seller, making Purchaser personnel available to Seller by telephone and e-mail, and other assistance and cooperation as may be reasonably necessary to consummate the transaction contemplated hereunder.
ARTICLE VI
TAX MATTERS
     Section 6.1. Transfer Taxes. All Transfer Taxes attributable to the transfer of the Purchased Assets and any Transfer Taxes required to effect any recording or filing with respect thereto shall be Retained Liabilities and shall be borne by Seller, and Seller shall indemnify Purchaser for any such Taxes imposed on Purchaser. All such Transfer Taxes shall be paid by Seller no later than the due date for paying such Transfer Taxes; provided, that any Transfer Taxes related to the Purchased Assets and the transfer of servicing that are delinquent as of the Closing Date shall be paid by the Seller no later than thirty (30) days following the Closing Date. Seller shall timely prepare and file, or cause to be filed, any returns or other filings relating to such Transfer Taxes (unless Purchaser is required by applicable Law to file the return), including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. With respect to any such returns or filings required to be filed by Seller, Seller shall provide Purchaser with a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax. With respect to any such returns or filings required to be filed by Purchaser, Seller shall pay to Purchaser, not later than five Business Days before the due date for payment of such Transfer Taxes, an amount equal to the Transfer Taxes shown on such return or other filing for which Seller are liable under this Section 6.1, and Purchaser shall, following the filing thereof, provide Seller with a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax.
     Section 6.2. Liability for Taxes and Related Matters. Seller shall prepare or cause to be prepared all Tax Returns relating to the Purchased Assets for periods ending on or prior to the Closing Date.
     Section 6.3. Cooperation. Purchaser and Seller agree to furnish or cause their Affiliates to furnish to each other upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets (including access to the Books and Records) as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The party requesting any such information will bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such information. Except with respect to information that is generally available to the public, the party requesting such information will (i) hold all such information in the strictest confidence, except as required by applicable Law or which must be disclosed in connection with any audit or taxing authority inquiry, (ii) disseminate such information only to its Representatives who have been advised of the confidential nature of such information, and only on an as-needed basis, (iii) return any original documents promptly, after (A) the filing of such Tax Return or claim for refund, the making of such election, or the conclusion of such audit or action and (B) upon request of the other party, all copies of the information received by it, and (iv) take all steps necessary to cause its officers, directors, employees and Representatives to comply with the terms and conditions of this Section 6.3. Purchaser and Seller shall cooperate, or cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such other documents as are necessary to carry out the intent of this Section 6.3. Purchaser and Seller shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened Tax audits, assessments or litigation with respect to the Purchased Assets for any taxable period for which the other party may have liability under this Agreement. Purchaser and Seller shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement.
ARTICLE VII
CONDITIONS
     Section 7.1. Conditions to Obligations of Purchaser and Seller. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Purchaser and Seller, on or prior to the Closing Date, of all of the following conditions precedent:
     (a) No Law, Judgments, Etc. No Government Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents, prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.
     (b) Governmental Consents. All filings with or Consents of any Government Entity legally required for the consummation of the transactions contemplated by this Agreement shall have been made or obtained and be in full force and effect, including notices to Seller, in a form reasonably satisfactory to Purchaser, of non-objection from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions.

     Section 7.2. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:
     (a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).
     (b) Covenants. Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects.
     (c) Certificate. Seller shall have received a certificate, in form and substance reasonably satisfactory to Seller, signed by a duly authorized officer of the Purchaser and dated the Closing Date, to the effect that (i) the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied and (ii) Purchaser will service the Mortgage Loans in accordance with the terms of the Servicing Agreements, including the accepted servicing practices referenced therein, and in connection with loss mitigation and modification policies shall treat the obligors on the Mortgage Loans in accordance with the practices it follows in its existing mortgage loan servicing business.
     (d) Closing Deliveries. Purchaser shall have made the deliveries set forth in Section 2.6.
     Section 7.3. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:
     (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).
     (b) Covenants. Each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects.
     (c) Certificate. Purchaser shall have received a certificate, in form and substance reasonably satisfactory to Purchaser, signed by duly authorized officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
     (d) Schedules. At or prior to the Closing Date, Seller shall deliver or cause to be delivered to Purchaser any schedules to be delivered at or prior to the Closing Date as provided in this Agreement.

     (e) Consents. Purchaser shall have received written evidence satisfactory to Purchaser that all Consents and other approvals, resignations, legal opinions and amendments to the Servicing Agreements (other than those described in Section 7.3(f)) have been obtained and are in full force and effect and that the transfer is in accordance with the Servicing Agreements and the Seller’s corporate documents.
     (f) Required Documentation. Purchaser shall have received written evidence satisfactory to Purchaser that the following items have been obtained, in form and substance reasonably satisfactory to Purchaser, and are in full force and effect:
     (i) each Servicing Agreement Consent;
     (ii) each PSA Amendment; and
     (iii) each Rating Agency Affirmation Letter.
     (g) Closing Deliveries. Seller shall have made the deliveries set forth in Section 2.7.
     (h) Actions or Proceedings. No proceeding or investigation by any Government Entity or other Person shall have been instituted that restricts, prevents, prohibits, makes illegal, enjoins or results in material damages in respect of, or would likely restrict, prevent, prohibit, make illegal, enjoin or result in material damages in respect of, the consummation of the transactions contemplated by this Agreement or any PSA Amendment.
     (i) No Material Adverse Effect. Since the date of this Agreement, no event, circumstance, change or effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Seller or on the Purchased Assets.
ARTICLE VIII
TERMINATION
     Section 8.1. Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing Date:
     (a) by the mutual written consent of Seller and Purchaser;
     (b) by either Seller or Purchaser, upon written notice to the other:
     (i) if the Closing Date shall not have occurred on or before July 1, 2008 (unless such deadline is extended by the mutual written consent of Seller and Purchaser); provided, that the party proposing to terminate (and its Affiliates) shall not have breached in any material respect any of their respective representations, warranties, covenants or agreements contained in this Agreement in any manner that shall have proximately contributed to such failure (such breaching party, a “Proximate Cause Party”); or
     (ii) if a Government Entity shall have taken any action permanently restricting, preventing, prohibiting, making illegal or enjoining the transactions contemplated by this Agreement, unless such action was issued or taken at the request or with the support of the party seeking to terminate this Agreement (or any of its Affiliates).
     (c) by Purchaser, upon written notice to Seller:
     (i) if Seller shall have failed to comply in any material respect with any of its covenants or agreements in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five Business Days following receipt by Seller of written notice from Purchaser of such failure to comply; provided, that neither Purchaser nor any of its Affiliates is a Proximate Cause Party; or
     (ii) if there has been a breach by or inaccuracy of Seller of any representation or warranty in this Agreement that has the effect of making such representation or warranty not accurate, true and correct, which breach or inaccuracy has not been cured within five Business Days following receipt by Seller from Purchaser of such breach or inaccuracy; provided, that neither Purchaser nor any of its Affiliates is a Proximate Cause Party.
     (d) by Seller, upon written notice to Purchaser:
     (i) if Purchaser shall have failed to comply in any material respect with any of its covenants or agreements in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five Business Days following receipt by Purchaser of written notice from Seller of such failure to comply; provided, that neither Seller nor any of its Affiliates is a Proximate Cause Party; or
     (ii) if there has been a breach by or inaccuracy of Purchaser of any representation or warranty in this Agreement that has the effect of making such representation or warranty not accurate, true and correct, which breach by or inaccuracy has not been cured within five Business Days following receipt by Purchaser from Seller of such breach or inaccuracy; provided, that neither Seller nor any of its Affiliates is a Proximate Cause Party.
     Section 8.2. Procedure and Effect of Termination. If this Agreement is terminated in accordance with Section 8.1, this Agreement shall become void and of no further force and effect (subject to the provisions of this Article VIII) and the transactions contemplated by this Agreement shall be abandoned, without further action by any party, and no party shall have any Liability or further obligation to any other party resulting from such termination (a) except for the provisions of: (i) Article VIII (Termination) and (ii) Sections 11.1 (Fees and Expenses), 11.2 (Amendment; Waiver), 11.3 (Publicity), 11.4 (Notices), 11.6 (Entire Agreement; No Third Party

Beneficiaries), 11.8 (Governing Law; Consent to Jurisdiction) and 11.10 (Assignment), all of which shall remain in full force and effect and (b) except that no such termination shall relieve any party from any Liability that such party may have to another party for Losses arising out of any breach of this Agreement by such party that occurs upon or prior to the termination of this Agreement. In connection with any termination of this Agreement, each party shall use its commercially reasonable efforts to cause all filings, applications and other submissions made by such party to any Government Entity or Person pursuant to this Agreement, to the extent practicable, to be withdrawn from such Government Entity or Person to which made.
ARTICLE IX
INDEMNIFICATION
     Section 9.1. Survival. The representations and warranties of the parties in this Agreement or any certificate or other instrument delivered pursuant to this Agreement, and the right to assert a claim under this Article IX with respect to any such representations and warranties, shall survive the Closing for a period of one year, except that if written notice asserting any bona fide claim for indemnification under this Article IX shall have been given within the survival period, the representations and warranties that are the subject of such claim shall survive until such claim is fully and finally resolved; provided that the representations and warranties in Sections 4.4 and 4.8 shall survive without limitation.
     Section 9.2. Seller’s Agreement to Indemnify. If the Closing occurs, subject to the terms of this Article IX, from and after the Closing, Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from and against all Losses (collectively, the “Purchaser Damages”) suffered or incurred by the Purchaser Indemnified Parties as a result of or arising out of any of the following:
     (a) any breach of or any inaccuracy in any representation or warranty made by either Seller in this Agreement or any certificate or other instrument delivered by either Seller at the Closing;
     (b) any breach by either Seller of or failure by either Seller to perform any covenant or agreement of such Seller contained in this Agreement or any certificate or other instrument delivered by such Seller at the Closing; or
     (c) the Retained Liabilities.
     Section 9.3. Purchaser’s Agreement to Indemnify. If the Closing occurs, subject to the terms of this Article IX, from and after the Closing, Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from and against all Losses (collectively, the “Seller Damages”) incurred by the Seller Indemnified Parties as a result of or arising out of any of the following:
     (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any certificate or other instrument delivered by any Purchaser at the Closing;

     (b) any breach by Purchaser of or failure by Purchaser to perform any covenant or obligation of Purchaser contained in this Agreement or any certificate or other instrument delivered by Purchaser at the Closing;
     (c) any claims by third parties against Seller that arise out of any act or omission by or on behalf of Purchaser as Servicer under the Servicing Agreements following the Closing Date; or
     (d) the Assumed Liabilities.
     Section 9.4. Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement involving a claim (or the commencement of any proceeding or investigation) of the type described in Sections 9.2 or 9.3, the Indemnitee shall give written notice to the Indemnitor of such claim; provided, that the failure of the Indemnitee to give such written notice shall not relieve the Indemnitor of its obligations under this Article IX except to the extent (if any) that the Indemnitor shall have been prejudiced thereby. If the Indemnitor does not object in writing to such indemnification claim within thirty (30) calendar days of receiving such written notice thereof, the Indemnitee shall be entitled to recover promptly from the Indemnitor and the Indemnitor shall promptly pay to the Indemnitee the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnitee may be entitled pursuant to Sections 9.2 or 9.3), and no later objection by the Indemnitor shall be permitted with respect thereto. If within such 30-day period the Indemnitor agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnitee shall, pursuant to Sections 9.2 and 9.3, nevertheless be entitled to recover from the Indemnitor and the Indemnitor shall promptly pay to the Indemnitee the lesser amount, without prejudice to the Indemnitee’s claim for the difference.
     Section 9.5. Third Party Indemnification. The obligations of any Indemnitor to indemnify any Indemnitee under this Article IX with respect to Purchaser Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties (including Government Entities), shall be subject to the following terms and conditions:
     (a) Notice of Third Party Claims; Assumption of Defense. The Indemnitee shall give written notice as promptly as is reasonably practicable to the Indemnitor of the assertion of any claim or the commencement of any proceeding or investigation by any Person not a party hereto (a “Third Party Claim”) in respect of which indemnity may be sought under this Agreement, which written notice shall contain reasonable details concerning such Third Party Claim; provided, that the failure of the Indemnitee to give written notice shall not relieve the Indemnitor of its obligations under this Article IX except to the extent (if any) that the Indemnitor shall have been prejudiced thereby. The Indemnitor may, at its own expense, (i) participate in the defense of any such Third Party Claim and (ii) upon written notice to the Indemnitee and the Indemnitor’s delivering to the Indemnitee a written agreement that the Indemnitee is entitled to indemnification pursuant to Sections 9.2 or 9.3 for all Losses arising out of such Third Party Claim and that the Indemnitor shall be liable for the entire amount of any Loss resulting therefrom, at any time during the course of any such Third Party Claim assume the defense thereof; provided, however, that in the case of a Third Party Claim that involves a claim by a

Government Entity, the Indemnitor may not assume the defense of such Third Party Claim except with the consent of the Indemnitee; and provided, that (A) the Indemnitor shall provide written evidence reasonably satisfactory to the Indemnitee demonstrating that the Indemnitor has a sufficient amount of assets for purposes of such assumption of defense and for satisfaction of any settlement or judgment in respect of such Third Party Claim, (B) the Indemnitor’s counsel is reasonably satisfactory to the Indemnitee and (C) the Indemnitor shall thereafter consult with the Indemnitee upon the Indemnitee’s reasonable request for such consultation from time to time with respect to such Third Party Claim. If the Indemnitor assumes such defense, the Indemnitee shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own cost and expense, separate from the counsel employed by the Indemnitor. If, however, the Indemnitee reasonably determines in its judgment that representation by the Indemnitor’s counsel of both the Indemnitor and the Indemnitee would present such counsel with a conflict of interest, then such Indemnitee may employ separate counsel to represent or defend it in any such Third Party Claim and the Indemnitor shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the Indemnitor chooses to defend or contest any such Third Party Claim, upon the request of the Indemnitee, the other party shall provide reasonable cooperation to the Indemnitee with respect thereto.
     (b) Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnitee or the Indemnitor, as the case may be, of any Third Party Claim shall also be binding upon the Indemnitor or the Indemnitee, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on the Indemnitee as a result of such settlement without its prior written consent, and (ii) the Indemnitee shall not compromise or settle any Third Party Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.
     (c) Failure of Indemnitor to Act. If the Indemnitor does not elect to assume the defense of any Third Party Claim, then any failure of the Indemnitee to defend or to participate in the defense of any such Third Party Claim, or to cause the same to be done, shall not relieve the Indemnitor of its obligations hereunder.
ARTICLE X
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller that all of the statements contained in this Article X, are true and correct as of the date of this Agreement.
     Section 10.1. Organization; Authorization; Validity of Agreement. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has the requisite power and authority to execute and deliver this Agreement and to perform in accordance herewith, and the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action of Purchaser and no other partnership proceedings on the part of Purchaser are necessary to authorize such execution, delivery, performance or consummation. This Agreement has been duly executed and delivered by or on behalf of Purchaser and (assuming this Agreement constitute a valid and binding obligation of Seller) evidences the legal, valid, binding and enforceable obligations of Purchaser, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.
     Section 10.2. No Defaults; No Violations. The execution, delivery, performance and compliance with the terms of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, will not result in the breach of any term or provision of the charter or by-laws of Purchaser or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, or otherwise give rise to any Liability under, any material agreement, indenture or loan or credit agreement or other instrument to which Purchaser or its property is subject, or result in the violation of any Law, rule, regulation, order, judgment or decree to which Purchaser or its property is subject, or constitute a violation with respect to any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over Purchaser or its assets, which violation would materially and adversely affect the performance of its obligations and duties hereunder.
     Section 10.3. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with the transactions contemplated hereby as a result of any action taken by Purchaser, other than such commission or fee payable by Purchaser.
ARTICLE XI
MISCELLANEOUS
     Section 11.1. Fees and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such expenses.
     Section 11.2. Amendment; Waiver. This Agreement may be amended, modified and supplemented only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement, No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     Section 11.3. Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Purchaser and Seller. Thereafter, until the Closing, or the date the transactions contemplated hereby are terminated or abandoned pursuant to Article VIII, none of Seller, Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by Law or by any listing agreement with a national securities exchange or trading market.
     Section 11.4. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by hand, by facsimile (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):
     if to Purchaser, to:
Litton Loan Servicing LP
4828 Loop Central Drive
Houston, Texas 77081
Facsimile: (713) 960-0539
Attention: Larry B. Litton, Jr.
     with copies to (which copies shall not constitute notice):
Litton Loan Servicing LP
4828 Loop Central Drive
Houston, Texas 77081
Facsimile: (713) 966-8830
Attention: Ann Kelley
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Facsimile: (212) 225-3999
Attention: Christopher Austin
     if to Seller, to:
Fremont Investment & Loan
2727 East Imperial Highway
Brea, California 92821
Facsimile: (714) 279-7555
Attention: David DePillo
     with copies to (which copies shall not constitute notice):
Fremont Investment & Loan
2727 East Imperial Highway
Brea, California 92821
Facsimile: (714) 431-1448
Attention: Bruce Hurwitz
Hunton & Williams LLP
Riverfront Plaza, East Tower

951 East Byrd Street
Richmond, Virginia 23219
Facsimile: (804) 788-8218
Attention: Edward L. Douma
     All notices given pursuant to this Section 11.4 shall be deemed to have been given (a) if delivered personally on the date of delivery or on the date delivery was refused by the addressee, (b) if delivered by facsimile transmission, when transmitted to the applicable number so specified in (or pursuant to) this Section 11.4 and an appropriate answerback is received or (c) if delivered by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee).
     Section 11.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
     Section 11.6. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) is not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto, other than the Purchaser Indemnified Parties and the Seller Indemnified Parties.
     Section 11.7. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, so long as the foregoing actions do not materially alter the terms of this Agreement or the ability of Purchaser to hold and operate the Purchased Assets. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, so long as the foregoing actions do not materially alter the terms of this Agreement or the ability of Purchaser to hold and operate the Purchased Assets.
     Section 11.8. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any Laws of such State that would make such choice of Laws ineffective. Each party hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in Manhattan for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     Section 11.9. No Consequential Damages. In no event will any party to this Agreement be liable to any other party for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, damage to business reputation or loss of opportunity, except to the extent such damages are awarded in connection with a Third Party Claim for which indemnification is available to a Purchaser Indemnified Party or a Seller Indemnified Party.
     Section 11.10. Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that Purchaser shall have the right, without the prior written consent of Seller, to assign or delegate this Agreement or any of its rights, interests or obligations hereunder to one or more Affiliate or Affiliates.
     Section 11.11. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
     Section 11.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court described in Section 11.8, this being in addition to any other remedy to which they are entitled at Law or in equity.
     Section 11.13. Waiver of Bulk Transfer Laws. Seller and Purchaser agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Purchased Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.
     Section 11.14. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, Representative or investor of any party hereto.
     Section 11.15. No Right of Setoff. Except as otherwise provided herein, no party nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder against any amounts owed hereunder by such Person to any other party or any of such other party’s Affiliates.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

LITTON LOAN SERVICING LP
By	/s/ LARRY B. LITTON, JR.
	Name:	Larry B. Litton, Jr.
	Title:	President and CEO

FREMONT INVESTMENT & LOAN
By	/s/ THEA K. STUEDLI
	Name:	Thea K. Stuedli
	Title:	Chief Financial Officer